Exhibit 99.1

UDR Prices $300 million of 3.50% Senior Unsecured Notes Due 2028 and Announces Redemption of All Outstanding 4.25% Senior Notes Due 2018

DENVER, CO., November 29, 2017 – UDR, Inc. (the “Company”) (NYSE: UDR), announced today that it has priced a $300 million offering of 3.50% senior unsecured notes under its existing shelf registration statement. Interest is payable semiannually on January 15 and July 15 with the first interest payment due July 15, 2018. The notes will mature on January 15, 2028. The notes were priced at 99.601% of the principal amount, plus accrued interest from December 13, 2017 to yield 3.547% to maturity.

The notes are fully and unconditionally guaranteed by United Dominion Realty, L.P.

The Company also announced that it will redeem all $300 million aggregate principal amount of its outstanding 4.25% senior notes due June 1, 2018 (CUSIP No. 91019PCS9). As a result of the redemption, the Company expects to incur a one-time charge of approximately $3.0 ‑ $3.5 million to Net Income and Funds from Operations in the fourth quarter of 2017. Previously released Company guidance for full-year 2017 did not include the 3.50% offering or the redemption of its outstanding 4.25% senior notes.

The Company expects to use the net proceeds of the offering for the repayment of debt, including funding the redemption of the 4.25% senior notes, or other general corporate purposes. Pending application of the net proceeds for those purposes, the Company may use the net proceeds from the offering to repay currently outstanding indebtedness under the Company’s commercial paper program, unsecured revolving credit facility and working capital credit facility, or the Company may invest the net proceeds in short-term investments, including marketable securities. The settlement of the offering is expected to occur on December 13, 2017, subject to the satisfaction of customary closing conditions.

J.P. Morgan, BofA Merrill Lynch and US Bancorp are the joint book-running managers for the offering. BB&T Capital Markets, Citigroup, Credit Suisse, PNC Capital Markets LLC, Regions Securities LLC, Wells Fargo Securities, Morgan Stanley, TD Securities, MUFG and Ramirez & Co., Inc. are the co-managers for the offering.

This offering is being conducted pursuant to the Company’s currently effective shelf registration statement, which was previously filed with the Securities and Exchange Commission (the “SEC”). You may obtain copies of the pricing supplement, prospectus supplement and prospectus relating to the offering without charge from the SEC at www.sec.gov.  Alternatively, copies of these documents may be obtained by contacting J.P. Morgan Securities LLC, 383 Madison Ave., New York, NY 10179, Attention: Investment Grade Syndicate Desk, telephone: (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated, 200 North College Street, NC1-004-03-43, Charlotte, NC 28255-0001, Attn: Prospectus Department, Toll-free: 1-800-294-1322, or by emailing dg.prospectus_requests@baml.com or U.S. Bancorp Investments, Inc., by calling toll‑free 1-877-558-2607.

Forward Looking Statement

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning the joint ventures with third parties, expectations that technology will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2017, UDR owned or had an ownership position in 50,127 apartment homes including 2,935 homes under development or in its Developer Capital Program. For over 45 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Chris Van Ens

cvanens@udr.com

720-348-7762